UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2008
INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-16789 (Commission File Number)	04-3565120 (IRS Employer Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of Principal Executive Offices) (Zip Code)
(781) 647-3900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Items.
At the annual meeting of the stockholders of the registrant held on June 12, 2008, the following proposals were duly approved and adopted:
•	A proposal to elect John F. Levy, Jerry McAleer, Ph.D. and John A. Quelch as Class I Directors to serve until the 2011 annual meeting of stockholders;
•	A proposal to increase the total number of shares of common stock which the registrant has authority to issue by 50,000,000 shares from 100,000,000 shares to 150,000,000 shares;
•	A proposal to amend the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan, or the Plan, to increase the maximum number of shares of common stock issuable under the Plan by 500,000 shares from 500,000 shares to 1,000,000 shares. The registrant’s principal executive officer, principal financial officer and its named executive officer, along with the registrant’s other employees, are eligible to participate in the Plan;
•	A proposal to allow the registrant to issue as many shares of common stock as may be required to allow for the full conversion of the registrant’s Series B Convertible Perpetual Preferred Stock and full payment of dividends on the Series B Convertible Perpetual Preferred Stock, all in accordance with the existing terms of the Series B Convertible Perpetual Preferred Stock; and
•	A proposal to ratify the appointment of BDO Seidman, LLP as the registrant’s independent registered public accountants for the fiscal year ending December 31, 2008.
A certificate of amendment implementing the increase in the total number of shares of common stock that the registrant has authority to issue was filed with the Secretary of State of Delaware, and is effective as of, June 16, 2008.
Under the Plan, eligible employees are allowed to purchase shares of the registrant’s common stock at a discount through periodic payroll deductions. Purchases may occur at the end of every six month offering period at a purchase price equal to 85% of the market value of the registrant’s common stock at either the beginning or end of the offering period, whichever is lower.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
Date: June 16, 2008	By:	/s/ Jay McNamara
Jay McNamara
Senior Counsel, Corporate & Finance